UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2))

[X] Definitive Information Statement

                           HUDSON HOLDING CORPORATION
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which the transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction: (5) Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:





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                           HUDSON HOLDING CORPORATION
                              111 TOWN SQUARE PLACE
                                   SUITE 1500A
                          JERSEY CITY, NEW JERSEY 07310
                                 (201) 216-0100

                    NOTICE OF ACTION TAKEN BY WRITTEN CONSENT
                          OF OUR MAJORITY STOCKHOLDERS

TO THE STOCKHOLDERS OF HUDSON HOLDING CORPORATION:

         This Notice and the accompanying Information Statement are being furnished to the stockholders of Hudson Holding Corporation, a Delaware corporation (the "Company"), in connection with action taken by the holders of a majority of the issued and outstanding voting securities of the Company, approving, by written consent dated March 4, 2008, an increase in the number of shares of the Company's authorized common stock reserved for issuance under the Company's 2007 Long-Term Incentive Compensation Plan (the "2007 Plan") by 12,000,000 shares from 10,000,000 shares to 22,000,000 shares (the "Plan
Increase"). The text of the amendment to the 2007 Plan is attached to this Information Statement as Exhibit A.

         The attached Information Statement describes the stockholder action by written consent approving the Plan Increase, which stockholder action was taken pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), which permits any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of voting stock required to approve the action at a meeting. No action is required by you. The Information Statement is being furnished to all stockholders of the Company pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder solely for the purpose of informing stockholders of these corporate actions before they take effect. Please read the accompanying Information Statement carefully. In accordance with Rule 14c-2 under the Exchange Act, the stockholder action approving the Incentive Plan is expected to become effective twenty (20) calendar days following the mailing of the Information Statement, or as soon thereafter as is reasonably practicable.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.


                                        By Order of the Board of Directors,


                                        /S/ MARTIN C. CUNNINGHAM
                                        ------------------------
March 26, 2008                          Martin C. Cunningham
                                        Chairman and Chief Executive Officer

                           HUDSON HOLDING CORPORATION
                              111 TOWN SQUARE PLACE
                                   SUITE 1500A
                          JERSEY CITY, NEW JERSEY 07310
                                 (201) 216-0100


                              INFORMATION STATEMENT

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

      THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE ALREADY BEEN
                     APPROVED BY OUR MAJORITY STOCKHOLDERS.

             A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

GENERAL

         This Information Statement is being furnished to the stockholders of Hudson Holding Corporation, a Delaware corporation (the "Company"), in connection with action taken by the holders of a majority of the issued and outstanding voting securities of the Company, approving, by written consent dated March 4, 2008, an increase in the number of shares of the Company's common stock reserved for issuance under the Company's 2007 Long-Term Incentive Compensation Plan (the "2007 Plan") by 12,000,000 shares from 10,000,000 shares to 22,000,000 shares (the "Plan Increase"). The text of the amendment to the 2007 Plan is attached to this Information Statement as Exhibit A.

         This Information Statement is being provided pursuant to the requirements of Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to holders of our common stock entitled to vote or give an authorization or consent in regard to the matters acted upon by written consent. This Information Statement is for informational purposes only, and you need not take any further action in connection with this Information Statement.

         This Information Statement is being mailed on or about March 26, 2008, to our stockholders of records as of March 10, 2008 (the "Record Date"). Under federal law governing the taking of stockholder action by written consent, stockholder approval of the Plan Increase will be deemed effective 20 days after the mailing of this Information Statement to our stockholders.

         Our principal executive offices are located at 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310, and our telephone number is (201) 216-0100.

THE ACTION BY WRITTEN CONSENT

         On March 4, 2008, we received written consents in lieu of a meeting of stockholders form holders of more than a majority of the shares of common stock, par value $.001 per share (the "Common Stock"), representing in excess of approximately 67% of the total votes of the Company (the "Majority Stockholders"), ratifying the Plan Increase (the "Written Consent"). No payment was made to any person or entity in consideration of their executing the Written Consent.

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REASON FOR PLAN INCREASE

         The purpose of the Plan is to enable the Company to attract, obtain and retain high quality personnel who will contribute to the Company's success by being competitive with other firms that offer large sign up bonuses as an incentive and to provide incentives to such personnel that are linked directly to increases in stockholder value, and will therefore, inure to the benefit of all stockholders of the Company. Eligible recipients of awards under the Plan includes employees, brokers, traders, directors, consultants and advisors of the Company. Currently, awards consisting of deferred stock, restricted stock and options to purchase shares of Common Stock and issued under the Plan total 9,856,666 shares of Common Stock and there are therefore 143,334 shares of Common Stock reserved available for issuance under the Plan.

         The Board of Directors determined to increase the number of shares of Common Stock reserved and available for issuance under the Plan because it believes that the current number is insufficient for the purposes of the Plan as stated above. The market for quality personnel is competitive, and the ability to obtain and retain competent personnel is of great importance to the Company's business operations.

         Since implementing the 2007 Plan in June of 2007, the Company has successfully retained highly qualified employees, brokers and traders, by awarding them such sign on incentives in the form of deferred stock, restricted stock, and stock options pursuant to the 2007 Plan and forgivable loans. The Company intends to continue to attract additional highly qualified employees by granting such incentives under the 2007 Plan.

EFFECTS OF THE PLAN INCREASE

         The issuance in the future of awards under the Plan consisting of deferred stock, restricted stock and options to purchase shares of Common Stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the holders of the currently outstanding shares of Common Stock. The effective increase in the number of shares of Common Stock which may be issued as awards under the Plan may be construed as having an anti-takeover effect permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Certificate of Incorporation or By-laws.

VOTING AND VOTE REQUIREMENT

         We are not seeking consent, authorizations or proxies from you. Section 228 of the Delaware General Corporation Law ("DGCL") provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval of at least a majority of the outstanding voting power of the shares of our Common Stock present and voting on the matter at a meeting would be required to approve the Plan Increase.

         As of the close of business of the Record Date, we had 36,725,185 shares of Common Stock outstanding and entitled to vote on the matters acted upon in the Written Consent. Each share of Common Stock outstanding as of the close of business on the Record Date is entitled to one vote. On the Record Date, the Majority Stockholders, representing in excess of approximately 67% of our Common Stock, ratified the Plan Increase by Written Consent. ACCORDINGLY, THE ACTION BY WRITTEN CONSENT EXECUTED BY THE MAJORITY STOCKHOLDERS ON THE RECORD DATE PURSUANT TO SECTION 228 IS SUFFICIENT TO APPROVE THE PLAN INCREASE AND REQUIRES NO FURTHER STOCKHOLDER ACTION.

NOTICE PURSUANT TO SECTION 228 OF THE DGCL

         Pursuant to Section 228 of the DGCL, we are required to provide notice of taking a corporate action by written consent to the Company's stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         Each of our officers and directors are eligible to receive awards under the 2007 Plan.

DISSENTERS RIGHTS OF APPRAISAL

         The DGCL does not provide dissenters' rights of appraisal to the Company's stockholders in connection with the matters approved by the Written Consent.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

         Some banks, brokers and other nominee record holders may be participating in the practice of "householding" stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this Information Statement to you if you write or call the Company at the following address or telephone numbers: Hudson Holding Corporation, 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310, (201) 216-0100. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact the Company at the address and telephone number set forth above.

APPROVAL OF THE AMENDMENT TO THE 2007 PLAN

         On February 13, 2008, our Board of Directors adopted and approved the Plan increase increasing the number of shares of the Company's Common Stock reserved for issuance under the 2007 Plan from 10,000,000 shares to 22,000,000 shares. On March 4, 2008, a majority of consenting stockholders adopted and approved the Plan Increase pursuant to the Written Consent. After giving effect to the Plan Increase, there were 12,143,334 shares available for issuance as awards under the 2007 Plan.

            THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                   AND NO STOCKHOLDER MEETING WILL BE HELD TO
                 CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

         Please read this Information Statement carefully. It describes the essential terms of, and contains certain information concerning, the Incentive Plan. Additional information about the Company is contained in its periodic and current reports filed with the SEC. These reports, their accompanying exhibits and other documents filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549-1004. Copies of such material may also be obtained from the SEC at prescribed rates. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these reports may be obtained from the SEC's EDGAR archives at http://www.sec.gov.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information included in this Information Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. This information may involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. The Company's actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                             AMENDMENT TO 2007 PLAN

         The holders of a majority of the issued and outstanding voting securities of the Company, approved, by written consent dated March 4, 2008, an increase in the number of shares of the Company's authorized common stock reserved for issuance under the Company's 2007 Plan by 12,000,000 shares from 10,000,000 shares to 22,000,000 shares Plan Increase.

DESCRIPTION OF 2007 PLAN


BACKGROUND


         The Company's 2007 Plan has been effective since June 28, 2007. The purposes of our 2007 Plan are to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.


         We grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, awards, to our officers and employees, and those of our subsidiaries. In addition, the 2007 Plan authorizes the grant of non-qualified stock options and restricted stock awards to our directors and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all of our employees are eligible to participate in our 2007 Plan.


         The following is a summary of the material provisions of our 2007 Plan.


STOCK SUBJECT TO THE 2007 INCENTIVE PLAN


         We reserved a maximum of 10,000,000 shares of our authorized common stock for issuance upon the exercise of awards to be granted pursuant to our 2007 Plan in June 2007 and in February 2008, the Board of Directors approved an increase to 22,000,000 shares under the 2007 Plan. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.


         In the event of any change in our outstanding common stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, asset acquisition, consolidation, issuance of rights or other similar transactions, the number of shares of our common stock which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under our 2007 Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.


ADMINISTRATION


         Our Board or Compensation Committee will administer the 2007 Plan. In connection with the administration of our 2007 Plan, the Board or Compensation Committee, with respect to awards to be made to any person who is not one of our directors, will:

o determine which employees and other persons will be granted awards under our 2007 Plan;

o  grant the awards to those selected to participate;

o  determine the exercise price for options; and

o prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards.

         With respect to stock options or restricted stock awards to be made to any of our directors, the Compensation Committee will make recommendations to our Board of Directors as to:

o which of such persons should be granted stock options, restricted stock awards, performance units or stock appreciation rights;

o the terms of proposed grants of awards to those selected by our Board of Directors to participate;

o  the exercise price for options; and

o  any limitations, restrictions and conditions upon any awards.

         Any grant of awards to any of our directors under our 2007 Plan must be approved by our Board of Directors.

         In addition, the Board or Compensation Committee will:

o  interpret our 2007 Plan; and

o make all other determinations and take all other action that may be necessary or advisable to implement and administer our 2007 Plan.


TYPES OF AWARDS

         Our Incentive Plan permits the grant the following types of awards.


         STOCK OPTIONS. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our Incentive Plan will be determined by our Board of Directors or a committee of the Board at the time of the grant, but will not be less than fair market value on the date of the grant. Our Board of Directors or a committee of the Board will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the Board of Directors or committee of the Board may, in its discretion, impose limitations on exercise of all or some options granted under our Incentive Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under our 2007 Plan will vest at rates specified in the option agreement at the time of grant; however, all options granted under our 2007 Plan will vest upon the occurrence of a change of control, as defined in the 2007 Plan. Our Incentive Plan also contains provisions for our Board of Directors or a committee of the Board to provide in the participants' option award agreements for accelerating the right of an individual employee to exercise his or her stock option or restricted stock award in the event of retirement or other termination of employment. No cash consideration is payable to us in exchange for the grant of options.


         Our 2007 Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 422 of the Code. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more that 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price must be not less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.


         The exercise price for Non-Qualified Options may not be less than the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our Board of Directors or the committee of the Board may determine, equal in value to the exercise price. However, only shares of our common stock which the option holder has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. In no event may a stock option be exercised after the expiration of its stated term.

         STOCK APPRECIATION RIGHTS. A stock appreciation right permits the grantee to receive an amount of common stock equal to the number of stock appreciation rights exercised by the grantee multiplied by the excess of the fair market value of our common stock on the exercise date over the stock appreciation rights' exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of stock appreciation rights granted under the 2007 Plan will be determined by the Board of Directors or a committee of the Board; provided, however, that such exercise price cannot be less than the fair market value of a share of common stock on a date the stock appreciation right is granted (subject to adjustments). A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the Board of Directors or a committee of the Board.


         RESTRICTED STOCK. Restricted shares of our common stock may be granted under our 2007 Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as the Board of Directors or a committee of the Board may determine to be appropriate at the time of making the award. In addition, the Board of Directors or a committee of the Board may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the grantee, be delivered to and held by us until such restrictions lapse. The Board of Directors or a committee of the Board, in its discretion, may provide in the award agreement for a modification or acceleration of shares of restricted stock in the event of permanent disability, retirement or other termination of employment or business relationship with the grantee.


         PERFORMANCE UNITS. The 2007 Plan permits grants of performance units, which are rights to receive cash payments equal to the difference (if any) between the fair market value of our common stock on the date of grant and its fair market value on the date of exercise of the award, except to the extent otherwise provided by the Board of Directors or a committee of the Board or required by law. Such awards are subject to the fulfillment of conditions that may be established by the Board of Directors or a committee of the Board including, without limitation, the achievement of performance targets based upon the factors described above relating to restricted stock awards.


         PERFORMANCE BONUS. The 2007 Plan permits grants of performance bonuses, which may be paid in cash, common stock or combination thereof as determined by the Board of Directors or a committee of the Board. The maximum value of performance bonus awards granted under the Incentive Plan shall be established by the compensation committee at the time of the grant. An employee's receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the compensation committee. The performance targets will be determined by the Board of Directors or a committee of the Board based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the Board of Directors or a committee of the Board will determine the achievement of the performance targets for such performance period. Payment may be made within 60 days of such determination. Any payment made in shares of common stock will be based upon the fair market value of the common stock on the payment date.


TRANSFERABILITY


         With the exception of Non-Qualified Stock Options, awards are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. Restricted stock awards are not transferable during the restriction period.


TERMINATION OF EMPLOYMENT/RELATIONSHIP


         Awards granted under our 2007 Plan that have not vested will generally terminate immediately upon the grantee's termination of employment or business relationship with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. The Board of Directors or a committee of the Board may determine at the time of the grant that an award agreement should contain provisions permitting the grantee to exercise the stock options for any stated period after such termination, or for any period the Board of Directors or a committee of the Board determines to be advisable after the grantee's employment or business relationship with us terminates by reason of retirement, disability, death or termination without cause. Incentive Stock Options will, however, terminate no more than three months after termination of the optionee's employment, twelve months after termination of the optionee's employment due to disability and three years after termination of the optionee's employment due to death. The Board of Directors or a committee of the Board may permit a deceased optionee's stock options to be exercised by the optionee's executor or heirs during a period acceptable to the Board of Directors or a committee of the Board following the date of the optionee's death but such exercise must occur prior to the expiration date of the stock option.

DILUTION; SUBSTITUTION


         As described above, our 2007 Plan will provide protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, asset acquisitions, consolidations, reorganizations or similar transactions. New award rights may, but need not, be substituted for the awards granted under our 2007 Plan, or our obligations with respect to awards outstanding under our 2007 Plan may, but need not, be assumed by another corporation in connection with any asset acquisition, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our 2007 Plan is assumed, the stock issuable with respect to awards previously granted under our 2007 Plan shall thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the 2007 Plan.


AMENDMENT OF THE INCENTIVE PLAN

         Our Board may amend our 2007 Plan at any time. However, without stockholder approval, our 2007 Plan may not be amended in a manner that would:

o  increase the number of shares that may be issued under our 2007 Plan;

o materially modify the requirements for eligibility for participation in our 2007 Plan;

o  materially increase the benefits to participants provided by our 2007 Plan;
   or

o otherwise disqualify our Incentive Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.


         Awards previously granted under our 2007 Plan may not be impaired or affected by any amendment of our 2007 Plan, without the consent of the affected grantees.

ACCOUNTING TREATMENT

         Under generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our 2007 Plan, the fair value of the options will be measured on the date of grant and this amount will be recognized as a compensation expense ratably over the service period, usually the vesting period. Stock appreciation rights granted under the 2007 Plan must be settled in common stock. Therefore, stock appreciation rights granted under the 2007 Plan will receive the same accounting treatment as options. The cash we receive upon the exercise of stock options will be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares of common stock upon exercise may reduce basic earnings per share, as more shares of our common stock would then be outstanding.

         When we make a grant of restricted stock, the fair value of the restricted stock award at the date of grant will be determined and this amount will be recognized over the service period of the award, usually the vesting period. The fair value of a restricted stock award is equal to the fair market value of our common stock on the date of grant.

         Due to consideration of the accounting treatment of stock options and restricted stock awards by various regulatory bodies, it is possible that the present accounting treatment may change.

TAX TREATMENT

         The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under our 2007 Plan.


         INCENTIVE STOCK OPTIONS. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee's individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

         If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income, instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

         NON-QUALIFIED OPTIONS. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value at the time of exercise of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.

         STOCK APPRECIATION RIGHTS. A participant realizes no taxable income and we are not entitled to a deduction when a stock appreciation right is granted. Upon exercising a stock appreciation right, a participant will realize ordinary income in an amount equal to the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant's tax basis in the shares of common stock received upon exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant's holding period for such shares will begin at that time. Upon sale of the shares of common stock received upon exercise of a stock appreciation right, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant's tax basis in such shares.

         RESTRICTED STOCK AWARD. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

         A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Internal Revenue Code (the "Code") permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

         PERFORMANCE UNITS AND PERFORMANCE BONUSES. A participant realizes no taxable income and we are not entitled to a deduction when performance units or performance bonuses are awarded. When the performance units or performance bonuses vest and become payable upon the achievement of the performance objectives, the participant will realize ordinary income equal to the amount of cash received or the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant's tax basis in shares of common stock received upon payment will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant's hands.

         SECTION 162(M) OF THE CODE. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1.0 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the 2007 Plan could be limited by Section 162(m) of the Code. The 2007 Plan has been designed to provide flexibility with respect to whether restricted stock awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to any such award are based solely upon the satisfaction of performance goals, then we believe that the compensation expense relating to such an award will be deductible by us if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with us).

         CERTAIN AWARDS DEFERRING OR ACCELERATING THE RECEIPT OF COMPENSATION.
Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to "nonqualified deferred compensation plans." If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards which may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is our intention that any award agreement governing awards subject to Section 409A will comply with these new rules.

OUTSTANDING EQUITY AWARDS AT YEAR END MARCH 31, 2007

     The following table sets forth certain information with respect to outstanding equity awards at March 31, 2007 with respect to the named Directors. None of the executive officers own outstanding equity awards as of March 31, 2007.


                           DIRECTOR COMPENSATION TABLE

                     Fees                         Non-Equity   Non-Qualified
                   Earned or             (1)      Incentive      Deferred         (2)
                    Paid in   Stock     Option      Plan       Compensation     All Other
    Name             Cash     Awards    Awards   Compensation     Earnings    Compensation     Total
------------------------------------------------------------------------------------------------------
Carmine Chiusano   $ 4,200   $  --     $ 5,800      $ --           $  --         $ 9,846       $19,846

Joanne Landau      $ 4,200   $  --     $ 5,800      $ --           $  --         $  --         $10,000

Peter Zugschwert   $ 4,200   $  --     $ 5,800      $ --           $  --         $  --         $10,000

(1) Amounts represents the value of 10,000 stock options granted to each of the independent members of the Board of Directors during the fiscal year ended
   March 31, 2007. The options were valued using the Black-Sholes pricing model
   (For assumptions used in this calculation, See Note B[9] in the consolidated financial statements, included within the annual report). These are the only options granted to directors which were outstanding at March 31, 2007. In fiscal year 2008, directors of the Company received 25,000 stock options valued at $5,000 each.

(2) Amount represents salary paid, primarily during the period from April 1, 2006 to May 15, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding the number of shares of our common stock beneficially owned on March 21, 2008 by:

o each person who is known by us to beneficially own 5% or more of our common stock;
o   each of our directors and executive officers; and
o   all of our directors and executive officers, as a group.

                                          NUMBER OF SHARES  PERCENTAGE OF SHARES
    NAME AND ADDRESS OF                  BENEFICIALLY OWNED  BENEFICIALLY OWNED
    BENEFICIAL OWNER                             (1)                (2)
---------------------------------------- ------------------ --------------------

Directors and Executive Officers:

Martin C. Cunningham                             5,003,565           13.6%

Keith R. Knox                                    3,353,565            9.1%

Mark Leventhal                                   3,848,565           10.5%

Peter J. Zugschwert (3)                            249,356               *

Joanne V. Landau (3)                                35,000               *

Carmine V. Chiusano (3)                             35,000               *

Mark Bisker (4)                                     83,333               *

All executive officers and
directors as a group (7 persons)                12,608,384           34.2%

Other 5% or Greater Stockholders:

Kenneth D. Pasternak (5)                         9,081,789           24.2%

Steven L. Winkler (6)                            4,383,564           11.9%

South Ferry #2 (7)                               3,375,000            8.9%

* Less than 1% of outstanding shares

(1) Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person.

(2) Based upon 36,725,185 shares of our common stock outstanding on March 21, 2008.

(3) Includes 35,000 shares of Common Stock issuable upon exercise of stock options to these directors.

(4) Includes 83,333 shares of Common Stock issuable upon exercise of stock options to this director.

(5) Includes 833,335 shares of Common Stock issuable upon exercise of Warrants. The address for Mr. Pasternak is 111 E. Saddle River Road, Saddle River, N.J. 07458.

(6) Mr. Winkler is employed by Hudson Securities, Inc., a wholly-owned subsidiary of Hudson Holding Corporation, as Nasdaq Trading Manager.

(7) Includes 1,125,000 shares of common stock issuable upon exercise of warrants. Aaron Wolfson and Abraham Wolfson are the General Partners of South Ferry #2 LP, however, all of the voting and dispositive power over South Ferry #2's portfolio has been delegated to Morris Wolfson, its portfolio manager. Aaron Wolfson, Abraham Wolfson and Morris Wolfson each disclaim beneficial ownership over the shares owned by South Ferry #2 LP. The address for South Ferry #2 LP is One State Street Plaza, 29th Floor, New York, New York 10004.

OTHER INFORMATION- EQUITY INCENTIVE PLAN AND SECURITIES AUTHORIZED FOR ISSUANCE

         The Company currently has two equity incentive plans, the 2005 Stock Option Plan (the "2005 Plan") and the 2007 Plan. The 2005 Plan was approved by the stockholders on July 26, 2005, and is administered by the Board of Directors. The Plan is available for the issuance of awards of up to an aggregate of 2,000,000 shares of Common Stock to our employees, officers, directors and consultants, in the form of either non-qualified stock options or incentive stock options. The purpose of the Plan is to provide additional incentive to those persons who are responsible for the management and growth of the Company. For a discussion of the 2007 Plan, see "Amendment to 2007 Plan, Description of 2007 Plan."

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS




                                                                                         Number of securities remaining
                                Number of Securities to be   Weighted-average exercise    available for future issuance
                                  issued upon exercise of       price of outstanding        under equity compensation
                                   outstanding options,        options, warrants and       plans (excluding securities
                                   warrants and rights (a)           rights (b)             reflected in column (a))
                                ------------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders             1,355,000                  $   1.00                        645,000

Equity compensation plans not
approved by security holders             7,122,774                  $   0.88                           --
                                         ---------                  --------                      ---------

Total                                    8,477,774                  $   0.90                        645,000

                                         =========                  ========                      =========


The table above reflects the status of the Company's equity compensation plans as of March 31, 2007.

                                  VOTE REQUIRED

         The affirmative vote of at least a majority of the issued and outstanding shares of Common Stock is required in order to amend the 2007 Plan. That vote has already been obtained by written consent of the Majority Stockholders on March 4, 2008.


                                  MAILING COSTS

         The Company is making the mailing and will bear the costs associated therewith. There will be no solicitations made. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending the Information Statement to beneficial owners of the Company's Common Stock.

                    STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

         Stockholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Company at 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310. Any such communication should clearly specify it is intended to be made to the entire Board of Directors or to one or more particular director(s). Under this process, the recipient of the communication will review such correspondence and will forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the reviewer, deals with the functions of the Board of Directors, or that the reviewer otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to the members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Board of Directors.

                       WHERE YOU CAN FIND MORE INFORMATION

        The Company is in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office of the SEC located at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Information Statement and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

         We will provide without charge to each person to whom this Information Statement is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the Information Statement, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to the Company at 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310.





March 26, 2008                              By order of the Board of Directors


                                            /S/ MARTIN C. CUNNINGHAM
                                            ------------------------
                                            Martin C. Cunningham, Chairman and
                                            Chief Executive Officer

                                                                       EXHIBIT A





                                 AMENDMENT NO. 1

                                       TO

                           HUDSON HOLDING CORPORATION

                   2007 LONG-TERM INCENTIVE COMPENSATION PLAN

         Pursuant to Section 11.1 of the 2007 Long-Term Incentive Compensation Plan (the "Plan") of Hudson Holding Corporation (the "Company"), the Board of Directors of the Company has duly adopted a resolution, ratified by the majority of the stockholders of the Company, approving this Amendment No. 1 to the Plan to increase the total number of shares of common stock, par value $.001 per share, of the Company (the "Common Stock") reserved and available for issuance under the Plan as follows:

         Section 1.3 of the Plan is hereby amended to read in its entirety as follows:

         "SECTION 1.3 SHARES SUBJECT TO THE PLAN. Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 22,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock")."

         All other terms and provisions of the Plan shall remain unchanged and in full force and effect as written.

         A majority in voting interest of stockholders of the Company duly approved this Amendment No. 1 to the Plan by written consent.


         IN WITNESS WHEREOF, this Amendment No. 1 is made effective this 4th day of March, 2008.


                                        HUDSON HOLDING CORPORATION


                                        By:/S/ MARTIN C. CUNNINGHAM
                                           ------------------------
                                        Name: Martin C. Cunningham
                                        Title: Chairman and
                                               Chief Executive Officer